EXHIBIT 21

SUBSIDIARIES

Listed below are the subsidiaries of NDS Group plc, all of which do business under their legal name and are wholly owned, directly or indirectly, by NDS Group plc:

Legal Name	Jurisdiction of Incorporation

NDS Limited	Great Britain
News Datacom Limited	Great Britain
NDS Technologies Israel Limited	Israel
NDS Americas, Inc.	Delaware
NDS Asia Pacific Limited	Hong Kong
Orbis Technology Limited	Great Britain
NT Media Limited	Great Britain
Digi-Media Vision Limited	Great Britain
NDS Asia Pacific Pty Limited	Australia
NDS Marketing Israel Limited	Israel
NDS Beijing Information Technology Company	China
NDS Denmark A/S	Denmark
Interactive Television Entertainment ApS	Denmark
NDS Technologies France SAS	France
NDS Services Pay-TV Technology Private Limited	India
NDS Holdings BV	Netherlands
NDS Sweden AB	Sweden
Jungo Limited	Israel
Jungo Software, Inc.	Delaware